Exhibit 99.1

Camping World Holdings, Inc. Reports Fourth Quarter 2023 Results, Returns to Positive New Vehicle Unit Volume Growth, Continues Acquisition Pace, Committed to Delivering Unit Volume, Market Share, and Strong Earnings Growth in 2024

LINCOLNSHIRE, IL – February 21, 2024 (BUSINESS WIRE) -- Camping World Holdings, Inc. (NYSE: CWH) (the “Company” or “CWH”), America’s Recreation Dealer, today reported results for the year and fourth quarter ended December 31, 2023.

Marcus Lemonis, Chairman and Chief Executive Officer of Camping World Holdings, Inc. stated, “Beginning in December, our new vehicle same store unit growth turned positive, with January and February to date trending up from mid-single to low-double digits. We achieved our goal of significantly improving our new unit inventory position, with less than 7,500 new model year 2023’s remaining as of today. We believe we are outpacing the industry with close to 80% in 2024 models currently. We believe that successful negotiations in year-over-year pricing reductions on like-for-like new units has sparked early demand and new gross margin stabilization.”

Matt Wagner, Chief Operating Officer of Camping World Holdings, Inc. commented, “Any reduction of new model pricing causes us to reset used vehicle values and slow down the purchases of used RV inventory while market values correct themselves. We expect this short-term maneuver to allow used vehicle volumes to improve over time, with gross margin improvement beginning in the second quarter and continuing through the balance of the year.”

Mr. Wagner concluded, “Positive demand trends, inventory discipline, strength in our Good Sam segment and the service and parts portion of our business, acquisitions, and cost reductions, give us confidence in delivering unit volume and strong earnings growth in 2024 while continuing our march to 320 locations by 2028.”

Full Year-over-Year Operating Highlights

●	Revenue was $6.2 billion, a decrease of $740.5 million, or 10.6%.
●	Used vehicle revenue was a record $2.0 billion, an increase of $102.0 million, or 5.4%, and used vehicle unit sales were a record 56,823 units, an increase of 5,498 units, or 10.7%.
●	New vehicle revenue was $2.6 billion, a decline of $651.8 million, or 20.2%, and new vehicle unit sales were 58,731 units, a decrease of 11,698 units, or 16.6%.
●	Average selling price of new and used vehicles declined 4.3% and 4.8%, respectively.
●	Same store used vehicle unit sales increased 5.0%, and same store new vehicle unit sales decreased 22.1%.
●	Products, services and other revenue was $870.0 million, a decline of $129.2 million, or 12.9%, driven largely by lower demand and lower stocking levels of lifestyle and activities, and design and home products, as well as decreases in our direct to manufacturer RV furniture revenues due to RV manufacturer production slowdowns and discounting and discontinuation of certain product categories related to our Active Sports Restructuring.
●	Gross profit was $1.9 billion, a decrease of $383.6 million, or 17.0%. Total gross margin was 30.2%, a decrease of 230 basis points. The decrease in gross profit and gross margin was driven largely by the decrease in average selling price of new and used vehicles and gross profit was further impacted by the decrease in combined RV unit sales and the related decrease in finance and insurance, net. This decrease was partially offset by the $14.3 million increase in gross profit and 682 basis point increase in gross margin of the Good Sam Services and Plans segment.
●	Selling, general and administrative expenses were $1.5 billion, a decrease of $68.0 million, or 4.2%, primarily due to approximately $49.2 million of reduced advertising expenses and $35.1 million of reduced variable compensation costs, partially offset by incremental costs related to the net six additional store locations added during the year ended December 31, 2023.
●	Floor plan interest expense was $83.1 million, an increase of $41.0 million, or 97.7%, and other interest expense, net was $135.3 million, an increase of $59.5 million, or 78.6%. These increases were primarily as a result of the rise in interest rates.
●	Net income was $50.6 million, a decrease of $300.4 million, or 85.6%.
●	Diluted earnings per share of Class A common stock was $0.55 in 2023 versus diluted earnings per share of Class A common stock of $3.22 in 2022. Adjusted earnings per share - diluted(1) of Class A common stock was $0.81 in 2023 versus adjusted earnings per share – diluted(1) of Class A common stock of $4.17 in 2022.
●	Adjusted EBITDA(1) was $286.2 million, a decrease of $367.2 million, or 56.2%.
●	New and used vehicle inventories were $1.8 billion, a decrease of $32.1 million.
●	The Company paid an annualized cash dividend of $1.50 per share of Class A common stock, a decrease of $1.00 per share of Class A common stock.

Fourth Quarter-over-Quarter Operating Highlights

●	Revenue was $1.1 billion for the fourth quarter, a decrease of $171.0 million, or 13.4%.
●	Used vehicle revenue was $321.7 million for the fourth quarter, a decrease of $70.9 million, or 18.1%, and used vehicle unit sales were 9,492 units, a decrease of 842 units, or 8.1%.
●	New vehicle revenue was $449.4 million for the fourth quarter, a decline of $32.3 million, or 6.7%, and new vehicle unit sales were 10,717 units, an increase of 328 units, or 3.2%.
●	Average selling price of new and used vehicles declined 9.6% and 10.8%, respectively, during the fourth quarter. As the procurement prices of model year 2024 new vehicles declined compared to model years 2022 and 2023, the Company actively discounted certain used vehicles and certain pre-2024 model year new vehicles during the fourth quarter to reduce inventory levels of aged vehicles.
●	Same store used vehicle unit sales decreased 11.2% for the fourth quarter, and same store new vehicle unit sales decreased 2.2%.
●	Products, services and other revenue was $179.0 million, a decline of $58.3 million, or 24.6%, driven largely by lower demand and lower stocking levels of lifestyle and activities, and design and home products, as well as discounting and discontinuation of certain product categories related to our Active Sports Restructuring.
●	Gross profit was $343.4 million, a decrease of $48.2 million, or 12.3%. Total gross margin was 31.0%, an increase of 37 basis points. The decrease in gross profit was driven largely by the new and used vehicle discounting as discussed above.
●	Selling, general and administrative expenses were $337.1 million, a decrease of $24.4 million, or 6.7%, primarily as a result of our efforts to reduce expenses.
●	Floor plan interest expense was $21.8 million, an increase of $4.2 million, or 24.1%, and other interest expense, net was $35.4 million, an increase of $9.4 million, or 36.2%. These increases were primarily as a result of the rise in interest rates.
●	Net loss was $49.9 million, a decrease of $7.3 million, or 12.7%.
●	Diluted loss per share of Class A common stock was $0.49 in 2023 versus diluted loss per share of Class A common stock of $0.79 in 2022. Adjusted loss per share - diluted(1) of Class A common stock was $0.47 in 2023 versus adjusted loss per share – diluted(1) of Class A common stock of $0.20 in 2022.

●	Adjusted EBITDA(1) was a negative $8.9 million, a decrease of $29.1 million, or 144.1%.

(1)

Adjusted earnings (loss) per share – diluted and adjusted EBITDA are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see the “Non-GAAP Financial Measures” section later in this press release.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s fourth quarter and fiscal year 2023 financial results and 2024 outlook is scheduled for February 22, 2024, at 7:30 am Central Time. Investors and analysts can participate on the conference call by dialing 1-877-407-9039 (international callers please dial 1-201-689-8470) and using conference ID# 13743788. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com. The replay of the conference call webcast will be available on the investor relations website for approximately 90 days.

Presentation

This press release presents historical results for the periods presented for the Company and its subsidiaries, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company’s initial public offering (“IPO”) and related reorganization transactions (“Reorganization Transactions”) that occurred on October 6, 2016 resulted in the Company as the sole managing member of CWGS Enterprises, LLC (“CWGS, LLC”), with sole voting power in and control of the management of CWGS, LLC. The Company’s position as sole managing member of CWGS, LLC includes periods where the Company has held a minority economic interest in CWGS, LLC. As of December 31, 2023, the Company owned 52.9% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its consolidated financial statements.

About Camping World Holdings, Inc.

Camping World Holdings, Inc., headquartered in Lincolnshire, IL, (together with its subsidiaries) is the world’s largest retailer of RVs and related products and services. Our vision is to build a long-term legacy business that makes RVing fun and easy. Our Camping World and Good Sam brands have been serving RV consumers since 1966. We strive to build long-term value for our customers, employees, and shareholders by combining a unique and comprehensive assortment of RV products and services with a national network of RV dealerships, service centers and customer support centers along with the industry’s most extensive online presence and a highly trained and knowledgeable team of employees serving our customers, the RV lifestyle, and the communities in which we operate. We also believe that our Good Sam organization and family of programs and services uniquely enable us to connect with our customers as stewards of the RV enthusiast community and the RV lifestyle. With RV sales and service locations in 43 states, Camping World has grown to become the prime destination for everything RV. For more information, visit www.CampingWorld.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about expectations regarding new and used vehicle unit volume trends, our ability to deliver unit volume and increased market share, macroeconomic and industry trends, dividend payments and capital allocation, our business plans and goals, the Company’s acquisition pipeline and plans, and future financial results, including anticipated earnings growth and gross margin outlook for 2024. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: general economic conditions, including inflation and interest rates; the availability of financing to us and our customers; fuel shortages, high prices for fuel or changes in energy sources; the success of our manufacturers; changes in consumer preferences; risks related to our strategic review of our Good Sam business; competition in our industry; risks related to acquisitions, new store openings and expansion into new markets; our failure to maintain the strength and value of our brands; our ability to manage our inventory; fluctuations in our same store sales; the cyclical and seasonal nature of our business; our dependence on the availability of adequate capital and risks related to our debt; risks related to COVID-19; our ability to execute and achieve the expected benefits of our cost cutting or restructuring initiatives; our reliance on our fulfillment and distribution centers; natural disasters, including epidemic outbreaks; our dependence on our relationships with third party suppliers and lending institutions; risks associated with selling goods manufactured abroad; our ability to retain senior executives and attract and retain other qualified employees; risks associated with leasing substantial amounts of space; risks associated with our private brand offerings; we may incur asset impairment charges for goodwill, intangible assets or other long-lived assets; tax risks; regulatory risks; data privacy and cybersecurity risks; risks related to our intellectual property; the impact of ongoing or future lawsuits against us and certain of our officers and directors; risks related to climate change and other environmental, social and governance matters; and risks related to our organizational structure.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, as updated by our Annual Report on Form 10-K for the year ended December 31, 2023 following the date hereof, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Future declarations of quarterly dividends are subject to the determination and discretion of the Company’s Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, receipt of excess tax distributions from CWGS Enterprises, LLC, its business prospects and other factors that the Company’s Board of Directors may deem relevant.

We intend to use our official Facebook, X (formerly known as Twitter), and Instagram accounts, each at the handle @CampingWorld, as well as the investor page of our website, investor.campingworld.com, as a distribution channel of material information about the Company and for complying with our disclosure obligations under Regulation FD. The information we post through these social media channels and on our investor webpage may be deemed material. Accordingly, investors should subscribe to these accounts and our investor alerts, in addition to following our press releases, SEC filings, public conference calls and webcasts. These social media channels may be updated from time to time.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In Thousands Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue:
Good Sam Services and Plans	$46,533	$47,624	$193,827	$192,128
RV and Outdoor Retail
New vehicles	449,416	481,754	2,576,278	3,228,077
Used vehicles	321,697	392,623	1,979,632	1,877,601
Products, service and other	179,008	237,300	870,038	999,214
Finance and insurance, net	101,920	109,535	562,256	623,456
Good Sam Club	10,759	11,467	44,516	46,537
Subtotal	1,062,800	1,232,679	6,032,720	6,774,885
Total revenue	1,109,333	1,280,303	6,226,547	6,967,013
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	15,547	17,434	59,391	71,966
RV and Outdoor Retail
New vehicles	364,421	404,616	2,175,819	2,576,276
Used vehicles	273,277	302,177	1,574,238	1,418,053
Products, service and other	111,588	163,330	533,625	631,010
Good Sam Club	1,059	1,145	4,825	7,424
Subtotal	750,345	871,268	4,288,507	4,632,763
Total costs applicable to revenue	765,892	888,702	4,347,898	4,704,729

Gross profit (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	30,986	30,190	134,436	120,162
RV and Outdoor Retail:
New vehicles	84,995	77,138	400,459	651,801
Used vehicles	48,420	90,446	405,394	459,548
Products, service and other	67,420	73,970	336,413	368,204
Finance and insurance, net	101,920	109,535	562,256	623,456
Good Sam Club	9,700	10,322	39,691	39,113
Subtotal	312,455	361,411	1,744,213	2,142,122
Total gross profit	343,441	391,601	1,878,649	2,262,284

Operating expenses:
Selling, general, and administrative	337,087	361,444	1,538,988	1,606,984
Depreciation and amortization	19,181	18,935	68,643	80,304
Long-lived asset impairment	—	726	9,269	4,231
Lease termination	(478)	492	(103)	1,614
(Gain) loss on sale or disposal of assets	(221)	232	(5,222)	622
Total operating expenses	355,569	381,829	1,611,575	1,693,755
(Loss) income from operations	(12,128)	9,772	267,074	568,529
Other expense:
Floor plan interest expense	(21,777)	(17,548)	(83,075)	(42,031)
Other interest expense, net	(35,397)	(25,983)	(135,270)	(75,745)
Tax Receivable Agreement liability adjustment	762	114	2,442	114
Other expense, net	(110)	(280)	(1,769)	(752)
Total other expense	(56,522)	(43,697)	(217,672)	(118,414)
(Loss) income before income taxes	(68,650)	(33,925)	49,402	450,115
Income tax benefit (expense)	18,732	(23,276)	1,199	(99,084)
Net (loss) income	(49,918)	(57,201)	50,601	351,031
Less: net (loss) income attributable to non-controlling interests	33,129	23,981	(19,557)	(214,084)
Net (loss) income attributable to Camping World Holdings, Inc.	$(16,789)	$(33,220)	$31,044	$136,947

(Loss) earnings per share of Class A common stock:
Basic	$(0.37)	$(0.79)	$0.70	$3.23
Diluted	$(0.49)	$(0.79)	$0.55	$3.22
Weighted average shares of Class A common stock outstanding:
Basic	44,889	42,287	44,626	42,386
Diluted	84,934	42,287	84,972	42,854

Camping World Holdings, Inc. and Subsidiaries

Supplemental Data

	Three Months Ended December 31,		Increase		Percent
	2023	2022	(decrease)		Change
Unit sales
New vehicles	10,717	10,389	328		3.2%
Used vehicles	9,492	10,334	(842)		(8.1%)
Total	20,209	20,723	(514)		(2.5%)

Average selling price
New vehicles	$41,935	$46,372	$(4,437)		(9.6%)
Used vehicles	33,891	37,993	(4,102)		(10.8%)

Same store unit sales(1)
New vehicles	9,324	9,535	(211)		(2.2%)
Used vehicles	8,504	9,580	(1,076)		(11.2%)
Total	17,828	19,115	(1,287)		(6.7%)

Same store revenue(1) ($ in 000s)
New vehicles	$385,325	$441,531	$(56,206)		(12.7%)
Used vehicles	284,861	364,404	(79,543)		(21.8%)
Products, service and other	163,138	174,176	(11,038)		(6.3%)
Finance and insurance, net	88,681	101,245	(12,564)		(12.4%)
Total	$922,005	$1,081,356	$(159,351)		(14.7%)

Average gross profit per unit
New vehicles	$7,931	$7,425	$506		6.8%
Used vehicles	5,101	8,752	(3,651)		(41.7%)
Finance and insurance, net per vehicle unit	5,043	5,286	(242)		(4.6%)
Total vehicle front-end yield(2)	11,645	13,373	(1,728)		(12.9%)

Gross margin
Good Sam Services and Plans	66.6%	63.4%	320	bps
New vehicles	18.9%	16.0%	290	bps
Used vehicles	15.1%	23.0%	(798)	bps
Products, service and other	37.7%	31.2%	649	bps
Finance and insurance, net	100.0%	100.0%	unch.	bps
Good Sam Club	90.2%	90.0%	14	bps
Subtotal RV and Outdoor Retail	29.4%	29.3%	8	bps
Total gross margin	31.0%	30.6%	37	bps

RV and Outdoor Retail inventories ($ in 000s)
New vehicles	$1,378,403	$1,411,016	$(32,613)		(2.3%)
Used vehicles	464,833	464,311	522		0.1%
Products, parts, accessories and misc.	199,261	247,906	(48,645)		(19.6%)
Total RV and Outdoor Retail inventories	$2,042,497	$2,123,233	$(80,736)		(3.8%)

Vehicle inventory per location ($ in 000s)
New vehicle inventory per dealer location	$6,962	$7,466	$(504)		(6.8%)
Used vehicle inventory per dealer location	2,348	2,457	(109)		(4.4%)

Vehicle inventory turnover(3)
New vehicle inventory turnover	1.8	1.9	(0.2)		(8.6%)
Used vehicle inventory turnover	2.9	3.4	(0.5)		(14.1%)

Retail locations
RV dealerships	198	189	9		4.8%
RV service & retail centers	4	7	(3)		(42.9%)
Subtotal	202	196	6		3.1%
Other retail stores	—	1	(1)		(100.0%)
Total	202	197	5		2.5%

Other data
Active Customers(4)	4,959,723	5,265,939	(306,216)		(5.8%)
Good Sam Club members	2,027,353	2,026,215	1,138		0.1%
Service bays (5)	2,757	2,693	64		2.4%
Finance and insurance gross profit as a % of total vehicle revenue	13.2%	12.5%	69	bps	n/a
Same store locations	166	n/a	n/a		n/a

	Year Ended December 31,		Increase		Percent
	2023	2022	(decrease)		Change
Unit sales
New vehicles	58,731	70,429	(11,698)		(16.6%)
Used vehicles	56,823	51,325	5,498		10.7%
Total	115,554	121,754	(6,200)		(5.1%)

Average selling price
New vehicles	$43,866	$45,834	$(1,969)		(4.3%)
Used vehicles	34,839	36,583	(1,744)		(4.8%)

Same store unit sales(1)
New vehicles	51,858	66,610	(14,752)		(22.1%)
Used vehicles	51,072	48,648	2,424		5.0%
Total	102,930	115,258	(12,328)		(10.7%)

Same store revenue(1) ($ in 000s)
New vehicles	$2,296,811	$3,090,711	$(793,900)		(25.7%)
Used vehicles	1,791,352	1,803,943	(12,591)		(0.7%)
Products, service and other	635,670	691,044	(55,374)		(8.0%)
Finance and insurance, net	504,315	599,435	(95,120)		(15.9%)
Total	$5,228,148	$6,185,133	$(956,985)		(15.5%)

Average gross profit per unit
New vehicles	$6,819	$9,255	$(2,436)		(26.3%)
Used vehicles	7,134	8,954	(1,819)		(20.3%)
Finance and insurance, net per vehicle unit	4,866	5,121	(255)		(5.0%)
Total vehicle front-end yield(2)	11,840	14,248	(2,409)		(16.9%)

Gross margin
Good Sam Services and Plans	69.4%	62.5%	682	bps
New vehicles	15.5%	20.2%	(465)	bps
Used vehicles	20.5%	24.5%	(400)	bps
Products, service and other	38.7%	36.8%	182	bps
Finance and insurance, net	100.0%	100.0%	unch.	bps
Good Sam Club	89.2%	84.0%	511	bps
Subtotal RV and Outdoor Retail	28.9%	31.6%	(271)	bps
Total gross margin	30.2%	32.5%	(230)	bps

Other data
Finance and insurance gross profit as a % of total vehicle revenue	12.3%	12.2%	13	bps	n/a
Same store locations	166	n/a	n/a		n/a

(1)	Our same store revenue and units calculations for a given period include only those stores that were open both at the end of the corresponding period and at the beginning of the preceding fiscal year.
(2)	Front end yield is calculated as gross profit from new vehicles, used vehicles and finance and insurance (net), divided by combined new and used vehicle unit sales.
(3)	Inventory turnover is calculated as vehicle costs applicable to revenue over the last twelve months divided by the average quarterly ending vehicle inventory over the last twelve months.
(4)	An Active Customer is a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.
(5)	A service bay is a fully-constructed bay dedicated to service, installation, and collision offerings.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In Thousands Except Per Share Amounts)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$39,647	$130,131
Contracts in transit	60,229	50,349
Accounts receivable, net	128,070	112,411
Inventories	2,042,949	2,123,858
Prepaid expenses and other assets	48,353	66,913
Assets held for sale	29,864	—
Total current assets	2,349,112	2,483,662

Property and equipment, net	834,426	758,281
Operating lease assets	740,052	742,306
Deferred tax assets, net	157,326	143,226
Intangible assets, net	13,717	20,945
Goodwill	711,222	622,423
Other assets	39,829	29,304
Total assets	$4,845,684	$4,800,147
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$133,516	$127,691
Accrued liabilities	149,096	147,833
Deferred revenues	92,366	95,695
Current portion of operating lease liabilities	63,695	61,745
Current portion of finance lease liabilities	17,133	10,244
Current portion of Tax Receivable Agreement liability	12,943	10,873
Current portion of long-term debt	22,121	25,229
Notes payable – floor plan, net	1,371,145	1,319,941
Other current liabilities	68,536	73,076
Liabilities related to assets held for sale	17,288	—
Total current liabilities	1,947,839	1,872,327

Operating lease liabilities, net of current portion	763,958	764,835
Finance lease liabilities, net of current portion	97,751	94,216
Tax Receivable Agreement liability, net of current portion	149,866	159,743
Revolving line of credit	20,885	20,885
Long-term debt, net of current portion	1,498,958	1,484,416
Deferred revenues	66,780	70,247
Other long-term liabilities	85,440	85,792
Total liabilities	4,631,477	4,552,461
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share – 20,000 shares authorized; none issued and outstanding	—	—
Class A common stock, par value $0.01 per share – 250,000 shares authorized; 49,571 and 47,571 shares issued, respectively; 45,020 and 42,441 shares outstanding, respectively	496	476
Class B common stock, par value $0.0001 per share – 75,000 shares authorized; 39,466 and 41,466 shares issued, respectively; 39,466 and 41,466 shares outstanding, respectively	4	4
Class C common stock, par value $0.0001 per share – 0.001 share authorized, issued and outstanding	—	—
Additional paid-in capital	98,280	106,051
Treasury stock, at cost; 4,551 and 5,130 shares, respectively	(159,440)	(179,732)
Retained earnings	185,244	221,031
Total stockholders' equity attributable to Camping World Holdings, Inc.	124,584	147,830
Non-controlling interests	89,623	99,856
Total stockholders' equity	214,207	247,686
Total liabilities and stockholders' equity	$4,845,684	$4,800,147

Camping World Holdings, Inc. and Subsidiaries

Summary of Consolidated Statements of Cash Flows (unaudited)

(In Thousands)

	Year Ended December 31,
	2023	2022

Net cash provided by operating activities	$310,807	$189,783

Investing activities
Purchases of property and equipment	(131,080)	(154,926)
Proceeds from sale of property and equipment	3,204	1,623
Purchases of real property	(67,194)	(55,666)
Proceeds from the sale of real property	40,785	7,352
Purchases of businesses, net of cash acquired	(209,459)	(217,034)
Purchases of and loans to other investments	(3,444)	(3,000)
Purchases of intangible assets	(2,218)	(884)
Net cash used in investing activities	(369,406)	(422,535)

Financing activities
Proceeds from long-term debt	59,227	127,759
Payments on long-term debt	(38,958)	(12,322)
Net proceeds on notes payable – floor plan, net	59,280	314,061
Proceeds from landlord funded construction on finance leases	—	6,028
Payments on finance leases	(5,497)	(5,977)
Proceeds from sale-leaseback arrangement	—	27,951
Payments on sale-leaseback arrangement	(187)	(132)
Payment of debt issuance costs	(937)	(3,181)
Dividends on Class A common stock	(66,831)	(105,387)
Proceeds from exercise of stock options	389	541
RSU shares withheld for tax	(6,861)	(11,128)
Repurchases of Class A common stock to treasury stock	—	(79,757)
Disgorgement of short-swing profits by Section 16 officer	—	58
Distributions to holders of LLC common units	(31,510)	(162,963)
Net cash (used in) provided by financing activities	(31,885)	95,551

Decrease in cash and cash equivalents	(90,484)	(137,201)
Cash and cash equivalents at beginning of the period	130,131	267,332
Cash and cash equivalents at end of the period	$39,647	$130,131

Comparison of Certain Trends to Pre-COVID-19 Pandemic Periods

During the year and three months ended December 31, 2023, we experienced a decrease in gross margin for new and used vehicles compared to the same periods in 2022. However, 2023 new vehicle gross margins were higher than the pre-COVID-19 pandemic comparative periods of 2016 to 2019, which we believe are more typical demand environments than during the COVID-19 pandemic. During 2023, as the procurement prices of model year 2024 new vehicles declined compared to model years 2022 and 2023, we actively discounted certain used vehicles to reduce inventory levels of aged used vehicles. This discounting had a negative impact on used vehicle gross margins during 2023 and is expected to continue into the first quarter of 2024, compared to the pre-COVID pandemic comparative periods.

Additionally, the percentage of total unit sales relating to used vehicles was significantly higher in 2023 compared to the pre-COVID-19 pandemic periods of 2016 to 2019. We are continuing to execute on our used vehicle strategy, which differentiates us from the competition with proprietary tools, such as the RV Valuator, a focus on the development and retention of our service technician team, and investment in our service bay infrastructure.

The following table presents vehicle gross margin and unit sales mix for the three months ended December 31, 2023 and pre-COVID-19 pandemic periods for the three months ended December 31, 2019, 2018, 2017, and 2016 (unaudited):

	Three Months Ended December 31,
	2023	2019(1)	2018(1)	2017(1)	2016(1)
Gross margin:
New vehicles	18.9%	13.1%	11.8%	14.1%	13.4%
Used vehicles	15.1%	19.8%	21.4%	22.0%	21.6%

Unit sales mix:
New vehicles	53.0%	57.3%	63.4%	66.3%	60.0%
Used vehicles	47.0%	42.7%	36.6%	33.7%	40.0%

The following table presents vehicle gross margin and unit sales mix for the year ended December 31, 2023 and pre-COVID-19 pandemic periods for the year ended December 31, 2019, 2018, 2017, and 2016 (unaudited):

	Year Ended December 31,
	2023	2019(1)	2018(1)	2017(1)	2016(1)
Gross margin:
New vehicles	15.5%	12.5%	12.9%	14.4%	14.2%
Used vehicles	20.5%	20.9%	22.4%	24.3%	20.8%

Unit sales mix:
New vehicles	50.8%	64.6%	68.6%	68.8%	60.9%
Used vehicles	49.2%	35.4%	31.4%	31.2%	39.1%

(1) These periods were prior to the COVID-19 pandemic.

(Loss) Earnings Per Share

Basic (loss) earnings per share of Class A common stock is computed by dividing net (loss) income attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted (loss) earnings per share of Class A common stock is computed by dividing net (loss) income attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted (loss) earnings per share of Class A common stock (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
(In thousands except per share amounts)	2023	2022	2023	2022
Numerator:
Net (loss) income	$(49,918)	$(57,201)	$50,601	$351,031
Less: net (loss) income attributable to non-controlling interests	33,129	23,981	(19,557)	(214,084)
Net (loss) income attributable to Camping World Holdings, Inc. — basic	$(16,789)	$(33,220)	31,044	136,947
Add: reallocation of net income attributable to non-controlling interests from the assumed dilutive effect of stock options and RSUs	—	—	—	938
Add: reallocation of net income attributable to non-controlling interests from the assumed redemption of common units of CWGS, LLC for Class A common stock	(24,645)	—	15,392	—
Net (loss) income attributable to Camping World Holdings, Inc. — diluted	$(41,434)	$(33,220)	$46,436	$137,885
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	44,889	42,287	44,626	42,386
Dilutive options to purchase Class A common stock	—	—	20	56
Dilutive restricted stock units	—	—	281	412
Dilutive common units of CWGS, LLC that are convertible into Class A common stock	40,045	—	40,045	—
Weighted-average shares of Class A common stock outstanding — diluted	84,934	42,287	84,972	42,854

(Loss) earnings per share of Class A common stock — basic	$(0.37)	$(0.79)	$0.70	$3.23
(Loss) earnings per share of Class A common stock — diluted	$(0.49)	$(0.79)	$0.55	$3.22

Weighted-average anti-dilutive securities excluded from the computation of diluted earnings per share of Class A common stock:
Stock options to purchase Class A common stock	199	244	50	—
Restricted stock units	2,074	2,822	1,364	2,146
Common units of CWGS, LLC that are convertible into Class A common stock	—	42,045	—	42,045

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, trailing twelve-month (“TTM”) Adjusted EBITDA, Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted (Loss) Earnings Per Share – Basic, and Adjusted (Loss) Earnings Per Share – Diluted (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. These Non-GAAP Financial Measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry and are used by management to evaluate our operating performance, to evaluate the effectiveness of strategic initiatives and for planning purposes. By providing these Non-GAAP Financial Measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use Adjusted EBITDA, as calculated for our subsidiary CWGS Group, LLC, to measure our compliance with covenants such as the consolidated leverage ratio. The Non-GAAP Financial Measures have limitations as analytical tools, and the presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. They should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these Non-GAAP Financial Measures. In evaluating these Non-GAAP Financial Measures, it is reasonable to expect that certain of these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described in this section and in the reconciliation tables below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

For periods beginning after December 31, 2022, we are no longer including the other associated costs category of expenses relating to the 2019 Strategic Shift as restructuring costs for purposes of our Non-GAAP Financial Measures, since these costs are not expected to be significant in future periods.

Our earnings call on February 22, 2024 may present guidance that includes Adjusted EBITDA. A full reconciliation of the forecasted Adjusted EBITDA to its most-directly comparable GAAP metric cannot be provided without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliations.

The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

We define “EBITDA” as net (loss) income before other interest expense, net (excluding floor plan interest expense), provision for income tax benefit (expense) and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, lease termination costs, gains and losses on sale or disposal of assets, net, equity-based compensation, Tax Receivable Agreement liability adjustment, restructuring costs related to the Active Sports Restructuring and the 2019 Strategic Shift, (gain) loss and impairment on investments in equity securities, and other unusual or one-time items. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue. We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin in the same manner. We present EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measures (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2023	2022	2023	2022
EBITDA and Adjusted EBITDA:
Net (loss) income	$(49,918)	$(57,201)	$50,601	$351,031
Other interest expense, net	35,397	25,983	135,270	75,745
Depreciation and amortization	19,181	18,935	68,643	80,304
Income tax (benefit) expense	(18,732)	23,276	(1,199)	99,084
Subtotal EBITDA	(14,072)	10,993	253,315	606,164
Long-lived asset impairment (a)	—	726	9,269	4,231
Lease termination (b)	(478)	492	(103)	1,614
(Gain) loss on sale or disposal of assets, net (c)	(221)	232	(5,222)	622
Equity-based compensation (d)	5,770	6,413	24,086	33,847
Tax Receivable Agreement liability adjustment (e)	(762)	(114)	(2,442)	(114)
Restructuring costs (f)	732	1,478	5,540	7,026
Loss and impairment on investments in equity securities (g)	110	—	1,770	—
Adjusted EBITDA	$(8,921)	$20,220	$286,213	$653,390

	Three Months Ended December 31,		Year Ended December 31,
(as percentage of total revenue)	2023	2022	2023	2022
Adjusted EBITDA margin:
Net (loss) income margin	(4.5%)	(4.5%)	0.8%	5.0%
Other interest expense, net	3.2%	2.0%	2.2%	1.1%
Depreciation and amortization	1.7%	1.5%	1.1%	1.2%
Income tax (benefit) expense	(1.7%)	1.8%	(0.0%)	1.4%
Subtotal EBITDA margin	(1.3%)	0.9%	4.1%	8.7%
Long-lived asset impairment (a)	—	0.1%	0.1%	0.1%
Lease termination (b)	(0.0%)	0.0%	(0.0%)	0.0%
(Gain) loss on sale or disposal of assets, net (c)	(0.0%)	0.0%	(0.1%)	0.0%
Equity-based compensation (d)	0.5%	0.5%	0.4%	0.5%
Tax Receivable Agreement liability adjustment (e)	(0.1%)	(0.0%)	(0.0%)	(0.0%)
Restructuring costs (f)	0.1%	0.1%	0.1%	0.1%
Loss and impairment on investments in equity securities (g)	0.0%	—	0.0%	—
Adjusted EBITDA margin	(0.8%)	1.6%	4.6%	9.4%
(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the loss on the termination of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.
(c)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(d)	Represents non-cash equity-based compensation expense relating to employees, directors, and consultants of the Company.
(e)	Represents an adjustment to eliminate the gains on remeasurement of the Tax Receivable Agreement primarily due to changes in the Company’s blended statutory income tax rate.
(f)

Represents restructuring costs relating to the Active Sports Restructuring during the three months and the year ended December 31, 2023, and the 2019 Strategic Shift for periods ended on or before December 31, 2022. These restructuring costs include one-time termination benefits, incremental inventory reserve charges, and other associated costs. These costs exclude lease termination costs, which are presented separately above.

(g)	Represents gain and loss and impairment on investments in equity securities and interest income relating to any notes receivables with those investments for periods beginning after December 31, 2022. Amounts relating to periods prior to 2023 were not significant. These amounts are included in other expense, net in the consolidated statements of operations. During the year ended December 31, 2023, this amount included a $1.3 million impairment on an equity method investment.

Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. and Adjusted (Loss) Earnings Per Share

We define “Adjusted Net Income (Loss) Attributable to Camping World Holdings, Inc. – Basic” as net income (loss) attributable to Camping World Holdings, Inc. adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, lease termination costs, gains and losses on sale or disposal of assets, net, equity-based compensation, Tax Receivable Agreement liability adjustment, restructuring costs related to the Active Sports Restructuring and the 2019 Strategic Shift, loss and impairment on investments in equity securities, other unusual or one-time items, the income tax benefit (expense) effect of these adjustments, and the effect of net (loss) income attributable to non-controlling interests from these adjustments.

We define “Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted” as Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic adjusted for the reallocation of net (loss) income attributable to non-controlling interests from stock options and restricted stock units, if dilutive, or the assumed redemption, if dilutive, of all outstanding common units in CWGS, LLC for shares of newly-issued Class A common stock of Camping World Holdings, Inc.

We define “Adjusted (Loss) Earnings Per Share – Basic” as Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. - Basic divided by the weighted-average shares of Class A common stock outstanding. We define “Adjusted (Loss) Earnings Per Share – Diluted” as Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the redemption of all outstanding common units in CWGS, LLC for newly-issued shares of Class A common stock of Camping World Holdings, Inc., if dilutive, and (ii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted (Loss) Earnings Per Share – Basic, and Adjusted (Loss) Earnings Per Share – Diluted because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these Non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted (Loss) Earnings Per Share – Basic, and Adjusted (Loss) Earnings Per Share – Diluted to the most directly comparable GAAP financial performance measure:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands except per share amounts)	2023	2022	2023	2022
Numerator:
Net (loss) income attributable to Camping World Holdings, Inc.	$(16,789)	$(33,220)	$31,044	$136,947
Adjustments related to basic calculation:
Long-lived asset impairment (a):
Gross adjustment	—	726	9,269	4,231
Income tax expense for above adjustment (b)	—	—	(1,233)	(99)
Lease termination (c):
Gross adjustment	(478)	492	(103)	1,614
Income tax benefit for above adjustment (b)	63	—	13	—
(Gain) loss on sale or disposal of assets (d):
Gross adjustment	(221)	232	(5,222)	622
Income tax benefit (expense) for above adjustment (b)	23	(31)	690	(46)
Equity-based compensation (e):
Gross adjustment	5,770	6,413	24,086	33,847
Income tax expense for above adjustment (b)	(769)	(730)	(3,228)	(3,810)
Tax Receivable Agreement liability adjustment (f):
Gross adjustment	(762)	(114)	(2,442)	(114)
Income tax benefit for above adjustment (b)	191	29	613	29
Restructuring costs (g):
Gross adjustment	732	1,478	5,540	7,026
Income tax expense for above adjustment (b)	(97)	—	(736)	—
Loss and impairment on investments in equity securities (h):
Gross adjustment	110	—	1,770	—
Income tax expense for above adjustment (b)	(15)	—	(237)	—
Income tax (benefit) expense impact from LLC conversion (i):	(2,008)	28,402	(2,008)	28,402
Adjustment to net (loss) income attributable to non-controlling interests resulting from the above adjustments (j)	(2,776)	(12,199)	(16,683)	(31,065)
Adjusted net (loss) income attributable to Camping World Holdings, Inc. – basic	(17,026)	(8,522)	41,133	177,584
Adjustments related to diluted calculation:
Reallocation of net (loss) income attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (k)	—	—	—	1,479
Income tax on reallocation of net (loss) income attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (l)	—	—	—	(405)
Reallocation of net (loss) income attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (k)	(30,353)	—	36,240	—
Income tax on reallocation of net (loss) income attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (l)	7,799	—	(8,341)	—
Adjusted net (loss) income attributable to Camping World Holdings, Inc. – diluted	$(39,580)	$(8,522)	$69,032	$178,658
Denominator:
Weighted-average Class A common shares outstanding – basic	44,889	42,287	44,626	42,386
Adjustments related to diluted calculation:
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (n)	40,045	—	40,045	—
Dilutive options to purchase Class A common stock (n)	—	—	20	56
Dilutive restricted stock units (n)	—	—	281	412
Adjusted weighted average Class A common shares outstanding – diluted	84,934	42,287	84,972	42,854

Adjusted (loss) earnings per share - basic	$(0.38)	$(0.20)	$0.92	$4.19
Adjusted (loss) earnings per share - diluted	$(0.47)	$(0.20)	$0.81	$4.17

Anti-dilutive amounts (o):
Numerator:
Reallocation of net (loss) income attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (k)	$—	$(11,782)	$—	$243,670
Income tax on reallocation of net (loss) income attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (l)	$—	$(362)	$—	$(67,150)
Assumed income tax benefit of combining C-corporations with full or partial valuation allowances with the income of other consolidated entities after the anti-dilutive redemption of common units in CWGS, LLC (m)	$—	$5,816	$—	$12,280

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands except per share amounts)	2023	2022	2023	2022
Denominator:
Anti-dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (n)	—	42,045	—	42,045
Anti-dilutive options to purchase Class A common stock (n)	—	38	—	—
Anti-dilutive restricted stock units (n)	202	251	—	—

Reconciliation of per share amounts:
(Loss) earnings per share of Class A common stock — basic	$(0.37)	$(0.79)	$0.70	$3.23
Non-GAAP Adjustments (p)	(0.01)	0.59	0.22	0.96
Adjusted (loss) earnings per share - basic	$(0.38)	$(0.20)	$0.92	$4.19

(Loss) earnings per share of Class A common stock — diluted	$(0.49)	$(0.79)	$0.55	$3.22
Non-GAAP Adjustments (p)	(0.01)	0.59	0.22	0.96
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (q)	0.03	—	0.04	—
Dilutive options to purchase Class A common stock and/or restricted stock units (q)	—	—	—	(0.01)
Adjusted (loss) earnings per share - diluted	$(0.47)	$(0.20)	$0.81	$4.17

(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the current and deferred income tax expense or benefit effect of the above adjustments. For periods that ended on or before December 31, 2022, many of these adjustments were related to entities with full valuation allowances for which no tax benefit could be recognized. This assumption uses effective tax rates between 25.0% and 25.4% for the adjustments for the 2023 and 2022 periods, which represent the estimated tax rates that would apply had the above adjustments been included in the determination of our non-GAAP metric.
(c)	Represents the loss on termination of operating leases resulting from the lease termination fees and the derecognition of the operating lease assets and liabilities.
(d)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(e)	Represents non-cash equity-based compensation expense relating to employees, directors, and consultants of the Company.
(f)	Represents an adjustment to eliminate the gain on remeasurement of the Tax Receivable Agreement primarily due to changes in the Company’s blended statutory income tax rate.
(g)	Represents restructuring costs relating to the Active Sports Restructuring during the three months and the year ended December 31, 2023 and the 2019 Strategic Shift for periods that ended on or before December 31, 2022. These restructuring costs include one-time termination benefits, incremental inventory reserve charges, and other associated costs. These costs exclude lease termination costs, which are presented separately above.
(h)	Represents loss and impairment on investments in equity securities and interest income relating to any notes receivables with those investments for periods beginning after December 31, 2022. Amounts relating to periods prior to 2023 were not significant. These amounts are included in other expense, net in the consolidated statements of operations. During the year ended December 31, 2023, this amount included a $1.3 million impairment on an equity method investment.
(i)	Represents income tax (benefit) expense relating to the LLC Conversion, which was primarily from adjustments for certain deferred tax assets that were written off or had changes in their valuation allowance.
(j)	Represents the adjustment to net (loss) income attributable to non-controlling interests resulting from the above adjustments that impact the net (loss) income of CWGS, LLC. This adjustment uses the non-controlling interest’s weighted average ownership of CWGS, LLC of 47.1% and 49.9% for the three months ended December 31, 2023 and 2022, respectively, and 47.3% and 49.8% for the year ended December 31, 2023 and 2022, respectively.
(k)	Represents the reallocation of net (loss) income attributable to non-controlling interests from the impact of the assumed change in ownership of CWGS, LLC from stock options, restricted stock units, and/or common units of CWGS, LLC.
(l)	Represents the (loss) income tax expense effect of the above adjustment for reallocation of net (loss) income attributable to non-controlling interests. This assumption uses effective tax rates between 25.0% and 25.4% for the adjustments for 2023 and 2022 periods.
(m)	As a result of the LLC Conversion, this adjustment only relates to periods ended on or before December 31, 2022. Typically represents adjustments to reflect the income tax benefit of losses of consolidated C-corporations that under the Company’s previous equity structure, prior to the LLC Conversion, could not be used against the income of other consolidated subsidiaries of CWGS, LLC. Subsequent to the redemption of all common units in CWGS, LLC and prior to the LLC Conversion, the Company believes certain actions could have been taken such that the C-corporations’ losses could offset income of other consolidated subsidiaries. The adjustment reflects the income tax benefit assuming effective tax rate of 25.4% during 2022 for the losses experienced by the consolidated C-corporations for which valuation allowances had been recorded. No assumed release of valuation allowance established for previous periods were included in these amounts. Beginning in 2023, these C-corporation losses offset income of other consolidated subsidiaries as a result of LLC Conversion at or around December 31, 2022.
(n)	Represents the impact to the denominator for stock options, restricted stock units, and/or common units of CWGS, LLC.
(o)	The below amounts have not been considered in our adjusted (loss) earnings per share – diluted amounts as the effect of these items are anti-dilutive.
(p)	Represents the per share impact of the Non-GAAP adjustments to net (loss) income detailed above (see (a) through (k) above).
(q)	Represents the per share impact of stock options, restricted stock units, and/or common units of CWGS, LLC from the difference in their dilutive impact between the GAAP and Non-GAAP (loss) earnings per share calculations.

Our “Up-C” corporate structure may make it difficult to compare our results with those of companies with a more traditional corporate structure. There can be a significant fluctuation in the numerator and denominator for the calculation of our adjusted (loss) earnings per share – diluted depending on if the common units in CWGS, LLC are considered dilutive or anti-dilutive for a given period. To improve comparability of our financial results, users of our financial statements may find it useful to review our (loss) earnings per share assuming the full redemption of common units in CWGS, LLC for all periods, even when those common units would be anti-dilutive. The relevant numerator and denominator adjustments have been provided under “Anti-dilutive amounts” in the table above (see (o) above).

Contacts

Investors:

Brett Andress

InvestorRelations@campingworld.com

Media Outlets:
PR-CWGS@CampingWorld.com